Exhibit 10.1

EXECUTION COPY

WELLS FARGO BANK, NATIONAL ASSOCIATION 1800 Century Park E, Floor 11 Los Angeles, CA 90067 WELLS FARGO SECURITIES, LLC 550 California St., 12th Floor San Francisco, CA 94104	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED 214 North Tryon Street Charlotte, NC 28255	JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, NY 10017 J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, NY 10179

CONFIDENTIAL

March 22, 2015

Stamps.com Inc.
1990 E. Grand Avenue
El Segundo, California 90245

Attention:	Kyle Huebner
Co-President and Chief Financial Officer

Re:	Project Viking Commitment Letter
$165 Million Senior Secured Credit Facilities

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, the “Wells Fargo Commitment Parties”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), JPMorgan Chase Bank, N.A. (“JPMorgan” and, collectively with Wells Fargo Bank and Bank of America, the “Lead Lenders”) and J.P. Morgan Securities LLC (“JPMS” and collectively with Wells Fargo Securities, MLPFS and the Lead Lenders, the “Commitment Parties” or “we” or “us”) that Stamps.com Inc., a Delaware corporation (the “Borrower” or “you”) seeks financing to (a) fund a portion of the purchase price for the proposed acquisition (the “Acquisition”) of PSI Systems, Inc., a California corporation (the “Acquired Company”) from Newell Rubbermaid Inc., a Delaware corporation (the “Seller Parent”), and its wholly-owned indirect subsidiary, Newell Rubbermaid US Finance Co. (the “Seller Subsidiary” and, together with the Seller Parent, the “Seller”) pursuant to a stock purchase agreement among the Borrower, the Acquired Company and the Seller Parent (the “Acquisition Agreement”), (b) pay fees, commissions and expenses in connection with the Transactions (as defined below) and (c) finance ongoing working capital requirements and other general corporate purposes, all as more fully described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”). This Commitment Letter (as defined below) describes the general terms and conditions for senior secured credit facilities of $165 million to be provided to the Borrower consisting of (a) a term loan facility of $82.5 million (the “Term Loan Facility”), and (b) a revolving credit facility of $82.5 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Credit Facilities”).

As used herein, the term “Transactions” means, collectively, the Acquisition, the initial borrowings and other extensions of credit under the Senior Credit Facilities on the Closing Date and the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Term Sheet and the Conditions Annex attached hereto as Annex B (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”. The date on which the Senior Credit Facilities are closed is referred to as the “Closing Date”. Except as the context otherwise requires, references to the “Borrower and its subsidiaries” will include the Acquired Company and its subsidiaries after giving effect to the Acquisition.

1.            Commitment. Upon the terms and subject to the conditions set forth in this Commitment Letter and in the Fee Letters (as defined below), each of Wells Fargo Bank, Bank of America and JPMorgan is pleased to advise you of its commitment to provide to the Borrower one third (1/3) of the principal amount of the Senior Credit Facilities (each, a “Commitment” and collectively, the “Commitments”). The Commitments of the Lead Lenders hereunder are several and not joint.

2.            Titles and Roles. Each of Wells Fargo Securities, MLPFS and JPMS, acting alone or through or with their respective affiliates, will act as the joint bookrunners and joint lead arrangers (in such capacities, the “Lead Arrangers”) in arranging the Senior Credit Facilities. Wells Fargo Bank will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities. No other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letters) will be paid to any Lender (as defined below) or Lead Arranger in order to obtain its commitment to participate in the Senior Credit Facilities unless the Borrower and Wells Fargo Securities shall so agree. It is agreed that in any and all marketing materials or other documentation used in connection with the Senior Credit Facilities (a) Wells Fargo Securities will have “left” and “highest” placement and shall hold the leading roles and responsibilities conventionally associated with such “left” and “highest” placement, including maintaining sole physical books for the Senior Credit Facilities, (b) MLPFS will have the placement immediately to the right of, or below, Wells Fargo Securities and (c) JPMS will have the placement immediately to the right of, or below, MLPFS.

3.            Conditions to Commitments.

(a)            The Commitments and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Term Sheet under the heading “Conditions to All Extensions of Credit” and in the Conditions Annex.

(b)            Notwithstanding anything in this Commitment Letter, the Fee Letters or the Financing Documentation (as defined in the Term Sheet) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Borrower, the Acquired Company and their respective subsidiaries and your and their respective businesses the accuracy of which shall be a condition to the availability of the Senior Credit Facilities on the Closing Date shall be (a) such of the representations made by the Seller, the Acquired Company or their respective subsidiaries or affiliates or with respect to the Acquired Company in the Acquisition Agreement as are material to the interests of the Lenders referred to below, but only to the extent that you or your affiliates have the right to terminate your or their obligations under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach, or inaccuracy, of such representations (in each case, determined without regard to any notice requirement) (the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the conditions set forth in or incorporated in this Commitment Letter are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheet) (other than security interests that may be perfected by (A) the filing of a financing statement under the Uniform Commercial Code, (B) the delivery of certificates evidencing the equity securities required to be pledged pursuant to the Term Sheet and (C) the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of such security interests shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date, but instead shall be required to be perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably (but not to exceed 60 days after the Closing Date, unless extended by the Administrative Agent in its reasonable discretion). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to corporate legal existence of the Credit Parties (as defined in the Term Sheet) and good standing of the Credit Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Credit Parties entering into and performance of the Financing Documentation; no conflicts with or consents under the Credit Parties’ organizational documents, the definitive documentation for the Acquisition or applicable law (unless such conflict with applicable law would not reasonably be expected to have a material adverse effect on the Borrower and its subsidiaries, taken as a whole, including the Acquired Company); no breach or violation of material agreements (unless such breach or violation would not reasonably be expected to have a material adverse effect on the Borrower and its subsidiaries, taken as a whole, including the Acquired Company); solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries (including the Acquired Company) on a consolidated basis; use of proceeds; Federal Reserve margin regulations; the Investment Company Act; anti-corruption laws and sanctions; and creation, validity and, subject to the parenthetical in the immediately preceding sentence, perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

4.            Information.

(a)            You represent, warrant and covenant that (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or general industry nature) concerning the Borrower, the Acquired Company and their respective subsidiaries and the Acquisition that has been or will be made available to the Commitment Parties or the Lenders by you or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading and (ii) all financial projections concerning the Borrower, the Acquired Company and their respective subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties or the Lenders by you or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time made available to the Commitment Parties or the Lenders, it being understood and agreed that such Projections are subject to significant contingencies and uncertainties, many of which are beyond your control, that no assurance can be given that any Projections will be realized and that actual results may differ materially from the Projections. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances. Solely as they relate to matters with respect to the Seller, Acquired Company or their respective subsidiaries, the foregoing representations, prior to the Closing Date warranties and covenants are made to the best of your knowledge. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, the Acquired Company or any of your or their subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the Transactions.

(b)            You acknowledge that the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”). Unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Company, any of their respective subsidiaries or affiliates, or any of their respective securities. You agree, however, that the definitive credit documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

5.            Indemnification. You agree to indemnify and hold harmless the Commitment Parties and each of their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including reasonable and documented legal fees and expenses subject to the limitations contained below in this Section 5), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter and the Financing Documentation and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Senior Credit Facilities, and will reimburse each Indemnified Party for all out-of-pocket expenses, including reasonable and documented legal fees and expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties (taken as a whole), if reasonably necessary, a single specialty counsel for all Indemnified Parties (taken as a whole) for each relevant specialty, and, if reasonably necessary, a single local counsel for all Indemnified Parties taken as a whole in each relevant jurisdiction, and in the case of an actual or perceived conflict of interest of any of the foregoing counsel, one additional counsel in each specialty or relevant jurisdiction, as the case may be, to each group of affected Indemnified Parties similarly situated taken as a whole), on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (i) the gross negligence or willful misconduct of such Indemnified Party or its controlled affiliates or subsidiaries or the respective directors, officers, employees, partners or controlled persons of such Indemnified Party or its controlled affiliates or subsidiaries, (ii) a material breach by the Commitment Parties of their respective obligations under the Commitment Documents (as defined below) or (iii) any dispute solely among Indemnified Parties, other than any claims against any Commitment Party in its respective capacity or in fulfilling its role as an administrative agent or arranger or any similar role hereunder or under the Senior Credit Facilities and other than any claims arising out of any act or omission on the part of you or your subsidiaries or affiliates, in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment. You will not be required to indemnify any Indemnified Party for any amount paid or payable by such Indemnified Party in the settlement of any investigation, litigation or proceeding made without your prior written consent (not to be unreasonably withheld, delayed or conditioned), but if settled with your consent, or if there is a final judgment against an Indemnified Party in any such proceeding, you agree to indemnify and hold harmless such Indemnified Party in the manner set forth above; provided, that notwithstanding the foregoing, if at any time an Indemnified Party shall have requested in accordance with this Commitment Letter that you reimburse such Indemnified Party for legal or other expenses in connection with investigating, responding to or defending any such investigation, litigation or proceeding, you shall be liable for any settlement of any such investigation, litigation or proceeding effected without your written consent if (x) such settlement is entered into more than 45 days after receipt by you of such request for reimbursement and (y) you shall not, by the end of such 45-day period, have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence or willful misconduct or a material breach by such Indemnified Party of its obligations under the Commitment Documents. Neither you nor any Indemnified Party will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letters, the Financing Documentation or any other element of the Transactions; provided that nothing contained in this sentence shall limit your indemnification and reimbursement obligations under the Commitment Documents with respect to any third party claims. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or a material breach by such Indemnified Party of its obligations under the Commitment Documents. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.

6.            Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in (a) the letter dated the date hereof among you and the Commitment Parties (the “Joint Fee Letter”) and (b) the letter dated the date hereof between you and the Wells Fargo Commitment Parties (the “Wells Fargo Fee Letter” and, together with the Joint Fee Letter, the “Fee Letters”), in each case, on the terms and subject to the conditions set forth therein.

7.            Confidentiality.

(a)            This Commitment Letter and the Fee Letters (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) of the Commitment Documents on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) as otherwise required by law, including, without limitation, pursuant to a binding order of any court or administrative agency having jurisdiction over you in any pending legal or administrative proceeding or as otherwise required by any compulsory legal process as determined based on the reasonable advice of your legal counsel (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof), (iii) of the Commitment Documents on a confidential basis to the board of directors, officers and advisors of the Acquired Company in connection with their consideration of the Acquisition (provided that any information relating to pricing, fees and expenses has been redacted in a manner reasonably acceptable to the applicable Commitment Parties party thereto) and (iv) this Commitment Letter, but not the Fee Letters, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (provided that the aggregate amount of the fees or other payments in the Fee Letters may be included in projections and pro forma information and a generic disclosure of aggregate sources and uses in any such filings). In connection with any disclosure by you to any third party as set forth above (except as set forth in clause (ii) above), you shall notify such third party of the confidential nature of the Commitment Documents and agree to be responsible for any failure by any third party to whom you disclosed the Commitment Documents or any portion thereof to maintain the confidentiality of the Commitment Documents or any portion thereof. The Commitment Parties shall be permitted to use information related to the Senior Credit Facilities (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Prior to the Closing Date, the Commitment Parties shall have the right to review and approve any public announcement or public filing made by you, the Acquired Company, the Seller or any of your or their representatives relating to the Senior Credit Facilities or to any of the Commitment Parties in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).

(b)            Each of the Commitment Parties agrees that non-public information received by it from you or your affiliates and representatives in connection with the Transactions shall be subject to (i) in the case of the Wells Fargo Commitment Parties, that certain Confidentiality Agreement dated December 15, 2014 between Wells Fargo Bank and you, (ii) in the case of Bank of America and MLPFS, that certain Notice of Acknowledgement of Confidentiality Agreement dated February 7, 2015 between Bank of America and you and that certain letter agreement regarding Confidentiality Agreement dated as of February 9, 2015 between Bank of America and you and (iii) in the case of JPMorgan and JPMS, that certain Confidentiality Agreement dated December 11, 2014 between JPMorgan and you (the agreements referenced in clauses (i), (ii) and (iii) above, the “Non-Disclosure Agreements”); provided that notwithstanding the foregoing or anything in the Non-Disclosure Agreements, (x) the Commitment Parties may disclose such non-public information to any Lenders or participants or prospective Lenders or participants that agree to enter into non-disclosure or confidentiality agreements that are substantially similar to the Non-Disclosure Agreements or otherwise in form and substance reasonably satisfactory to you and (y) any non-public information received by the Commitment Parties from you with respect to the Acquired Company that is of a type that would constitute confidential information (or any equivalent term) under the Non-Disclosure Agreements shall be subject to the terms of this paragraph.

(c)            The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional Credit Parties, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

8.            Other Services.

(a)            Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of yours, the Seller, the Acquired Company or any of your or their affiliates, or any other party that may have interests different than or adverse to such parties. Subject to Section 7(b) and the Non-Disclosure Agreements and without limitation of any of the disclosures permitted therein, (i) no Commitment Party will use confidential information obtained from you by virtue of the Transactions in connection with the performance by such Commitment Party of activities listed in the immediately preceding sentence and (ii) the Commitment Parties agree that they will not furnish confidential information obtained from you in connection with the Transactions to any of their other customers and will treat such confidential information with the same degree of care as they treat their own confidential information.

(b)            You acknowledge that each of the Commitment Parties and its respective affiliates (the terms “Commitment Party” and “Commitment Parties” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Seller, the Acquired Company or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Seller, the Acquired Company or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c)            In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Senior Credit Facilities and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you, the Seller, the Acquired Company or any of your or their respective management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or any of your affiliates or the Seller, the Acquired Company or any of their respective affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby agree that you shall not, directly or indirectly, assert any claim, or voluntarily participate in any claim brought by a third party, against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

9.            Acceptance/Expiration of Commitments.

(a)            This Commitment Letter and the Commitment of each of the Lead Lenders and the undertakings of the Lead Arrangers set forth herein shall automatically terminate at 5:00 p.m. (Eastern Time) on March 22, 2015 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letters shall have been delivered to Wells Fargo Securities by such time.

(b)            In the event this Commitment Letter is accepted by you as provided above, the Commitment and agreements of each of the Lead Lenders and the undertakings of the Lead Arrangers set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (with or without the use of the Senior Credit Facilities), (ii) termination of the Acquisition Agreement, (iii) the “Buyer Termination Date” (as defined in the Acquisition Agreement), (iv) the “Parent Termination Date” (as defined in the Acquisition Agreement) and (v) 5:00 p.m. (Eastern Time) on March 22, 2016, if the Closing Date shall not have occurred by such time.

10.            Survival. The sections of this Commitment Letter and the Fee Letters relating to Indemnification, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitment of each of the Lead Lenders or the undertakings of the Lead Arrangers set forth herein (regardless of whether definitive Financing Documentation is executed and delivered), and the sections relating to Information shall survive until the Closing Date; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Information, Confidentiality, Other Services, Survival and Governing Law) shall, to the extent covered thereby, be superseded by the provisions of the Financing Documentation upon the initial funding thereunder.

11.            Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTERS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) WHETHER ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS HAVE BEEN BREACHED AND WHETHER AS A RESULT OF ANY BREACH THEREOF YOU HAVE THE RIGHT TO TERMINATE YOUR OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR TO OTHERWISE DECLINE TO CLOSE THE ACQUISITION, (Y) WHETHER A “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE CONDITIONS ANNEX) HAS OCCURRED, AND (Z) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR ANY FEE LETTER. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or any Fee Letters or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

12.            Miscellaneous. The Commitment Documents embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with the Commitment Documents. The Commitment Documents shall not be assignable by you without the prior written consent of each of the Commitment Parties party thereto, and any purported assignment without such consent shall be void. The Commitment Documents are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party. The Commitment Documents may be executed in separate counterparts and delivery of an executed signature page of any of the Commitment Documents by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. The Commitment Documents may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties party thereto.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to Wells Fargo Securities, together with executed counterparts of the Fee Letters, by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

WELLS FARGO SECURITIES, LLC

By:
Name:
Title:

Commitment Letter
Project Viking

BANK OF AMERICA, N.A.

By:
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title:

Commitment Letter
Project Viking

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

J.P. MORGAN SECURITIES LLC

By:
Name:
Title:

Commitment Letter
Project Viking

Agreed to and accepted as of the date first
above written:

STAMPS.COM INC.

By:
Name:
Title:

Commitment Letter
Project Viking

ANNEX A
$165 MILLION
SENIOR SECURED CREDIT FACILITIES
SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached
Borrower:	Stamps.com Inc., a Delaware corporation (the “Borrower”).

Joint Lead Arrangers and Joint Bookrunners:
Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC will act as joint lead arrangers and joint bookrunners (collectively, in such capacity, the “Lead Arrangers”).

Lenders:
Wells Fargo Bank, National Association, Bank of America, N.A., JPMorgan Chase Bank, N.A. and a syndicate of financial institutions and other entities (each, a “Lender” and, collectively, the “Lenders”).

Administrative Agent, Issuing Bank and Swingline Lender:	Wells Fargo Bank, National Association (in such capacity, the “Administrative Agent”, the “Issuing Bank” or the “Swingline Lender”, as the case may be).

Senior Credit Facilities:	Senior secured credit facilities (the “Senior Credit Facilities”) in an aggregate principal amount of $165 million, such Senior Credit Facilities to consist of:

(a)
Revolving Credit Facility.  A revolving credit facility in an aggregate principal amount of $82.5 million (the “Revolving Credit Facility”) (with subfacilities for (i) standby letters of credit (each, a “Letter of Credit”) and (ii) swingline loans (each, a “Swingline Loan”), each in a maximum amount to be mutually determined and on customary terms and conditions).  Letters of Credit will be issued by the Issuing Bank and Swingline Loans may, at the sole discretion of the Swingline Lender, be made available by the Swingline Lender and each Lender with a commitment under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan.  Certain letters of credit issued by Wells Fargo Bank for the account of the Borrower prior to the Closing Date shall be grandfathered in as Letters of Credit.

(b) Term Loan Facility. A term loan facility in an aggregate principal amount of $82.5 million (the “Term Loan Facility”).

Annex  A – Term Sheet

Use of Proceeds:
The proceeds of the Term Loan Facility will be used to finance (a) a portion of the purchase price for the Acquisition and (b) the payment of fees and expenses incurred in connection with the Acquisition and the Senior Credit Facilities (collectively, the “Transactions”).

The Revolving Credit Facility will be used to finance a portion of the purchase price for the Acquisition, for ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Closing Date:	The date on which the Senior Credit Facilities are closed (the “Closing Date”).

Availability:	The Revolving Credit Facility will be available on a revolving basis from and after the Closing Date until the Revolving Credit Maturity Date (as defined below).

The Term Loan Facility will be available only in a single draw of the full amount of the Term Loan Facility on the Closing Date.

Incremental Term Loans/ Revolving Facility Increases:
After the Closing Date, the Borrower will be permitted to incur (a) additional term loans under a new term facility that will be included in the Senior Credit Facilities (each, an “Incremental Term Loan”) and/or (b) increases in the Revolving Credit Facility (each, a “Revolving Facility Increase”), in an aggregate principal amount for all such Incremental Term Loans and Revolving Facility Increases not to exceed $75 million; provided that (i) no default or event of default exists immediately prior to or after giving effect thereto, (ii) no Lender will be required or otherwise obligated to provide any portion of such Incremental Term Loan or Revolving Facility Increase, (iii) the Borrower is in compliance, on a pro forma basis after giving effect to the incurrence of any such Incremental Term Loan or any such Revolving Facility Increase (and assuming that the commitments under such Incremental Term Loan and the Revolving Credit Facility and such Revolving Facility Increase are fully drawn), with the financial maintenance covenants in the Financing Documentation, (iv) the maturity date of any such Incremental Term Loan shall be no earlier than the Term Loan Maturity Date (as defined below) and the weighted average life of such Incremental Term Loan shall be no shorter than the then remaining weighted average life of the then latest maturing loans under the Term Loan Facility, (v) the interest rate margins and (subject to clause (iv)) amortization schedule applicable to any Incremental Term Loan shall be determined by the Borrower and the lenders thereunder, (vi) the other terms and documentation in respect of any Incremental Term Loans, to the extent not consistent with the Term Loan Facility, will be reasonably satisfactory to the Administrative Agent and the Borrower and (vii) each such Revolving Facility Increase shall have the same terms, including interest rate and unused fees as the Revolving Credit Facility.

Annex  A – Term Sheet

Incremental Term Loans and Revolving Facility Increases will have the same Guarantees from the Guarantors and will be secured on a pari passu basis by the same Collateral as the other Senior Credit Facilities.

The proceeds of any Incremental Term Loans and Revolving Facility Increases may be used for general corporate purposes of the Borrower and its subsidiaries.

Documentation:
The documentation for the Senior Credit Facilities will include, among other items, a credit agreement, guarantees and appropriate pledge, security, mortgage and other collateral documents (collectively, the “Financing Documentation”), all consistent with this Term Sheet.

Guarantors:
The obligations of (a) the Borrower under the Senior Credit Facilities and (b) any Credit Party (as defined below) under any hedging agreements and under any treasury management arrangements (including, without limitation, purchasing cards) entered into between such Credit Party and any counterparty that is a Lead Arranger, the Administrative Agent or a Lender (or any affiliate thereof) at the time such hedging agreement or treasury management arrangement is executed (collectively, the “Secured Obligations”) will be unconditionally guaranteed, on a joint and several basis, by the Borrower and each existing and subsequently acquired or formed direct and indirect subsidiary of the Borrower (each, a “Guarantor”; such guarantee being referred to as a “Guarantee”); provided that Guarantees by foreign subsidiaries will be required only to the extent such Guarantees would not have material adverse federal income tax consequences for the Borrower by constituting a “deemed dividend” through an investment of earnings in United States property under Section 956 (or successor provision) of the Internal Revenue Code, triggering an increase in gross income of the Borrower pursuant to Section 951 (or successor provision) of the Internal Revenue Code without corresponding credits or other offsets; provided further that any first-tier foreign subsidiary that is disregarded for tax purposes shall not be deemed to be a foreign subsidiary.  All Guarantees shall be guarantees of payment and not of collection.  The Borrower and the Guarantors are herein referred to as the “Credit Parties”.

Security:	The Secured Obligations will be secured by valid and perfected first priority (subject to certain customary exceptions satisfactory to the Administrative Agent and set forth in the Financing Documentation) security interests in and liens on all of the following (collectively, the “Collateral”):

Annex  A – Term Sheet

(a)
(i) 100% of the equity interests of all present and future domestic subsidiaries of any Credit Party and (ii) 66% of the voting equity interests and 100% of the non-voting equity interests of all present and future first-tier foreign subsidiaries of any Credit Party or such greater percentage as would not result in material adverse federal income tax consequences for the Borrower; provided that any first-tier foreign subsidiary that is treated as a disregarded entity for tax purposes shall be deemed to be a domestic subsidiary;

	(b)	all of (i) the tangible and intangible personal property and assets of the Credit Parties (including, without limitation, all equipment, inventory and other goods, accounts, licenses, contracts, intercompany loans, intellectual property and other general intangibles, deposit accounts, securities accounts and other investment property and cash), (ii) the fee-owned real property at 1990 East Grand Avenue, El Segundo, California 90245 and (iii) all other fee-owned real property interests and leased real property interests with a value above a threshold to be agreed; and

	(c)	all products, profits, rents and proceeds of the foregoing.

Notwithstanding the foregoing, assets will be excluded from the Collateral in circumstances where the Administrative Agent and the Borrower agree the cost of obtaining a security interest in such assets are excessive in relation to the value afforded thereby, or if the granting of a security interest in such asset would be prohibited by applicable law.  All such security interests in personal property and all liens on real property will be created pursuant to, and will comply with, Financing Documentation reasonably satisfactory to the Administrative Agent.

Final Maturity:
The final maturity of the Revolving Credit Facility will occur on the fifth (5th) anniversary of the Closing Date (the “Revolving Credit Maturity Date”) and the commitments with respect to the Revolving Credit Facility will automatically terminate on such date.

The final maturity of the Term Loan Facility will occur on the fifth (5th) anniversary of the Closing Date (the “Term Loan Maturity Date”).

Amortization:	The Term Loan Facility will amortize in equal quarterly installments based on the following amortization table, with the remainder due on the Term Loan Maturity Date.

Year	Annual Percentage of Original Term Loan Facility
1	5.0%
2	7.5%
3	10.0%
4	12.5%
5	15.0%

Annex  A – Term Sheet

Interest Rates and Fees:		Interest rates and fees in connection with the Senior Credit Facilities will be as specified in the Fee Letters and on Schedule I attached hereto.

Mandatory Prepayments:		Subject to the next paragraph, the Senior Credit Facilities will be required to be prepaid with:

	(a)	100% of the net cash proceeds of the issuance or incurrence of debt (other than any debt permitted to be issued or incurred pursuant to the terms of the Financing Documentation) by the Borrower or any of its subsidiaries;

(b)
100% of the net cash proceeds of all asset sales (other than asset sales in the ordinary course of business), insurance and condemnation recoveries and other asset dispositions by the Borrower or any of its subsidiaries (including the issuance by any such subsidiary of any of its equity interests), subject to reinvestment provisions and baskets to be mutually agreed upon; and

(c)
75% of Excess Cash Flow (to be defined in the Financing Documentation), for each fiscal year of the Borrower when the Total Leverage Ratio (as defined below) as of the end of such fiscal year is greater than or equal to 3.0 to 1.0, with a step down to 50% when the Total Leverage Ratio is greater than or equal to 2.5 to 1.0 but less than 3.0 to 1.0 and a step down to 0% when the Total Leverage Ratio is less than 2.5 to 1.0 (subject to 100% credit for any voluntary prepayment of the loans under the Senior Credit Facilities (accompanied by a corresponding permanent reduction in the aggregate commitment in the case of voluntary prepayments of loans under the Revolving Credit Facility) during such fiscal year).  Excess Cash Flow prepayments shall commence: (i) if the Closing Date is on or prior to June 30, 2016, with the fiscal year ending December 31, 2016 (and only for the portion of such fiscal year from the Closing Date to December 31, 2016) and (ii) if the Closing Date is after June 30, 2016, with the first full fiscal year after the Closing Date.

All such mandatory prepayments will be applied first, to prepay outstanding loans under the Term Loan Facility and second, to prepay outstanding loans under the Revolving Credit Facility with no permanent reduction in the commitment under the Revolving Credit Facility.  All such mandatory prepayments of the Term Loan Facility will be applied to the remaining scheduled amortization payments on a pro rata basis.

Annex  A – Term Sheet

Optional Prepayments and Commitment Reductions:
Loans under the Senior Credit Facilities may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs).  Any optional prepayment of the Term Loan Facility or any Incremental Term Loan Facility will be applied as directed by the Borrower.

Conditions to Closing and Initial Extensions of Credit:
The making of the initial extensions of credit under the Senior Credit Facilities will be subject solely to satisfaction of the conditions precedent set forth (a) in the “Conditions to All Extensions of Credit” section below and (b) in the Conditions Annex.

Conditions to All Extensions of Credit:
Each extension of credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent:  (a) all of the representations and warranties in the Financing Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, or if such representation speaks as of an earlier date, as of such earlier date, (subject, on the Closing Date, to the Limited Conditionality Provision) and (b) after the initial funding on the Closing Date, no default or event of default under the Senior Credit Facilities shall have occurred and be continuing or would result from such extension of credit.

Representations and Warranties:
The following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): organizational and legal status, financial statements; capital structure; organizational power and authority; no default; no conflict with laws or material agreements; enforceability; absence of material litigation, environmental regulations and liabilities; ERISA; necessary consents and approvals; compliance with all applicable laws and regulations including, without limitation, Regulations T, U and X, the Investment Company Act and environmental laws; anti-corruption laws and sanctions; payment of taxes and other obligations; ownership of properties; intellectual property; insurance; solvency; absence of any material adverse change; senior debt status; collateral matters including, without limitation, perfection and priority of liens; labor matters; material contracts; no burdensome restrictions; and accuracy of disclosure.

Annex  A – Term Sheet

Affirmative Covenants:
The following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): use of proceeds; payment of taxes and other obligations; continuation of business and maintenance of existence and rights and privileges; maintenance of all material contracts; necessary consents, approvals, licenses and permits; compliance with laws and regulations (including environmental laws and ERISA); anti-corruption laws and sanctions; maintenance of property and insurance (including hazard and business interruption insurance); maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; financial and collateral reporting (including annual audited and quarterly unaudited financial statements (in each case, accompanied by covenant compliance certificates and management discussion and analysis) and annual updated budgets); management letters; additional Guarantors and Collateral; other collateral matters; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Negative Covenants:
The following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): limitation on debt (including disqualified equity interests); limitation on liens; limitation on negative pledges; limitation on loans, advances, acquisitions and other investments (with exceptions for certain investments and acquisitions subject to customary conditions and a pro forma Total Leverage Ratio and/or threshold to be mutually agreed by the Borrower and the Lead Arrangers); limitation on dividends, distributions, redemptions and repurchases of equity interests (with exceptions for certain restricted payments subject to customary conditions and a pro forma Total Leverage Ratio and/or threshold to be mutually agreed by the Borrower and the Lead Arrangers); limitation on fundamental changes and asset sales and other dispositions (including, without limitation, sale-leaseback transactions); limitation on prepayments, redemptions and purchases of subordinated and certain other debt; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in line of business, fiscal year and accounting practices; and limitation on amendment of organizational documents and material contracts.

Financial Covenants:	The following:

(a) Maximum Total Leverage Ratio (total indebtedness/ consolidated EBITDA) not to exceed the ratio set forth below that corresponds to the period during which such ratio is being determined:

Year	Maximum Total Leverage Ratio
1	3.50 to 1.00
2	3.25 to 1.00
3	3.00 to 1.00
Thereafter	2.75 to 1.00

Annex  A – Term Sheet

(b)      Minimum Fixed Charge Coverage Ratio (EBITDA less cash taxes less unfinanced capital expenditures less restricted payments (i.e., dividends, distributions and stock repurchases)/current portion of long term debt (other than principal payments of the Senior Credit Facilities on the Term Loan Maturity Date and Revolving Credit Maturity Date) plus interest expense) of 1.25 to 1.00.

The financial covenants will apply to the Borrower and its subsidiaries on a consolidated basis, with definitions to be mutually agreed upon; provided that (i) the calculation of EBITDA shall include (A) the trailing twelve month EBITDA of the Borrower and its subsidiaries (determined on a pro forma basis for the Acquisition), but with that portion of the EBITDA of the Borrower and its subsidiaries that is attributable to the businesses acquired pursuant to the ShipStation and ShipWorks acquisitions being annualized in a manner that is reasonably satisfactory to the Lead Arrangers and (B) add-backs that are usual and customary for facilities of this nature, including an add-back for cost-savings and cost synergies for the Acquisition that, in each case, are reasonably expected to be realized within twelve months following the Acquisition and that are reasonably identifiable, factually supportable and expected to have a continuing impact on the Borrower and its Subsidiaries in an aggregate amount not to exceed $5 million in the aggregate during any four fiscal quarter period and (ii) the current portion of long term debt and interest expense in the denominator of the Fixed Charge Coverage Ratio shall be determined on a pro forma basis after giving effect to the Transactions, including, without limitation, the initial extensions of credit under the Senior Credit Facilities.

Events of Default:
The following (with materiality thresholds, exceptions and cure periods to be mutually agreed): non-payment of obligations; inaccuracy of representation or warranty; non-performance of covenants and obligations; default on other material debt (including hedging agreements); change of control; bankruptcy or insolvency; impairment of security; ERISA; material judgments; and actual or asserted invalidity or unenforceability of any Financing Documentation or liens securing obligations under the Financing Documentation.

Defaulting Lender Provisions, Yield Protection and Increased Costs:
Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, cash collateralization for issued and outstanding Letters of Credit or outstanding Swingline Loans in the event any lender under the Revolving Credit Facility becomes a Defaulting Lender (as such term shall be defined in the Financing Documentation), changes in capital adequacy and capital requirements or their interpretation (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented), illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Annex  A – Term Sheet

Assignments and Participations:	(a)
Revolving Credit Facility:  Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to Eligible Assignees (to be defined in the Financing Documentation) in respect of the Revolving Credit Facility in a minimum amount equal to $5 million.

(b)
Term Loan Facility:  Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to Eligible Assignees in respect of the Term Loan Facility and any Incremental Term Loan in a minimum amount equal to $5 million.

	(c)	Consents: The consent of the Borrower will be required for any assignment unless (i) an Event of Default has occurred and is continuing, or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Financing Documentation); provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 business days after having received notice thereof. The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility to an entity that is not a Lender with a commitment in respect of the Revolving Credit Facility, an affiliate of such Lender or an Approved Fund and (ii) in respect of the Term Loan Facility or any Incremental Term Loan Facility, to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Issuing Bank and the Swingline Lender will be required for any assignment under the Revolving Credit Facility. Participations will be permitted without the consent of the Borrower or the Administrative Agent.

	(d)	No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons, the Borrower, or any of its affiliates or subsidiaries. No assignments may be made to any Defaulting Lender.

Annex  A – Term Sheet

Required Lenders:
On any date of determination, those Lenders who collectively hold more than 50% of the outstanding loans and unfunded commitments under the Senior Credit Facilities, or if the Senior Credit Facilities have been terminated, those Lenders who collectively hold more than 50% of the aggregate outstandings under the Senior Credit Facilities (the “Required Lenders”); provided, that if any Lender shall be a Defaulting Lender (to be defined in the Financing Documentation) at such time, then the outstanding loans and unfunded commitments under the Senior Credit Facilities of such Defaulting Lender shall be excluded from the determination of Required Lenders; provided further that at any time that there are at least two (2), but not more than three (3), total Lenders, Required Lenders shall consist of at least two (2) Lenders.

Amendments and Waivers:
Amendments and waivers of the provisions of the Financing Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest, fees or other amounts, (iii) extensions of scheduled maturities or times for payment, (iv) reductions in the voting percentages and (v) any pro rata sharing provisions, (b) the consent of all Lenders will be required with respect to releases of all or substantially all of the value of the Collateral or Guarantees and (c) the consent of the Lenders holding more than 50% of the outstanding loans and unfunded commitments (excluding any Defaulting Lender) under the Revolving Credit Facility shall be required to approve any amendment, waiver or consent for the purpose of satisfying a condition precedent to borrowing under the Revolving Credit Facility that would not be satisfied but for such amendment, waiver or consent; provided that at any time that there are at least two (2), but not more than three (3), total Lenders under the Revolving Credit Facility, amendments and waivers of the type described in this clause (c) shall require the consent of at least two (2) Lenders.

The Financing Documentation will contain “yank-a-bank” provisions as are usual and customary for financings of this kind.

Indemnification:
The Credit Parties will indemnify the Lead Arrangers, the Administrative Agent, each of the Lenders and their respective affiliates, partners, directors, officers, agents and advisors (each, an “indemnified person”) and hold them harmless from and against all liabilities, damages, claims, costs and expenses (including reasonable and documented fees, disbursements, settlement costs and other charges of one counsel to all indemnified persons (taken as a whole), if reasonably necessary, a single specialty counsel for all indemnified persons (taken as a whole) for each relevant specialty, and, if reasonably necessary, a single local counsel for all indemnified persons taken as a whole in each relevant jurisdiction, and in the case of an actual or perceived conflict of interest of any of the foregoing counsel, one additional counsel in each specialty or relevant jurisdiction, as the case may be, to each group of affected indemnified persons similarly situated taken as a whole), on demand as they are incurred in connection with any of the foregoing) relating to the Transactions or any transactions related thereto and the Borrower’s use of the loan proceeds or the commitments; provided that no indemnified person will have any right to indemnification for any of the foregoing to the extent resulting from (i) the gross negligence or willful misconduct of such indemnified person or its controlled affiliates or subsidiaries or the respective directors, officers, employees, partners or controlled persons of such indemnified person or its controlled affiliates or subsidiaries, (ii) a material breach by any indemnified person of its obligations under the Financing Documentation or (iii) any dispute solely among indemnified persons, other than any claims against any indemnified person in its respective capacity or in fulfilling its role as Administrative Agent or a Lead Arranger or any similar role hereunder or under the Senior Credit Facilities and other than any claims arising out of any act or omission on the part of the Borrower or its subsidiaries or affiliates, in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment.

Annex  A – Term Sheet

Expenses:
The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented fees and expenses of one counsel to Wells Fargo Securities and the Administrative Agent, if reasonably necessary, a single specialty counsel for Wells Fargo Securities and the Administrative Agent for each relevant specialty, and, if reasonably necessary, a single local counsel for all Wells Fargo Securities and the Administrative Agent in each relevant jurisdiction) of the Administrative Agent and Wells Fargo Securities (promptly following written demand therefor) associated with the syndication of the Senior Credit Facilities and the preparation, negotiation, execution, delivery and administration of the Financing Documentation and any amendment or waiver with respect thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) of the Administrative Agent and each of the Lenders promptly following written demand therefor in connection with the enforcement of the Financing Documentation or protection of rights thereunder (but limited, in the case of legal fees and expenses, (i) to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and Wells Fargo Securities, a single specialty counsel to the Administrative Agent and Wells Fargo Securities in each relevant specialty and if necessary, one local counsel to the Administrative Agent and Wells Fargo Securities in any relevant jurisdiction, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction or specialty to each group of affected persons similarly situated taken as a whole and (ii) to the reasonable and documented fees, disbursements and other charges of one counsel to the Lenders taken as a whole, a single specialty counsel to the Lenders, taken as a whole, in each relevant specialty and, if necessary, of one local counsel to the Lenders, taken as a whole, in any relevant jurisdiction, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction or specialty to each group of affected persons similarly situated taken as a whole).

Annex  A – Term Sheet

Governing Law; Exclusive Jurisdiction and Forum:
The Financing Documentation will provide that each party thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment).  New York law will govern the Financing Documentation, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Financing Documentation shall waive the right to trial by jury and the right to claim punitive or consequential damages.

Annex  A – Term Sheet

SCHEDULE I

INTEREST AND FEES

Interest:	At the Borrower’s option, loans (other than Swingline Loans) will bear interest based on the Base Rate or LIBOR, as described below:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as described below).  The “Base Rate” is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) the daily LIBOR (as defined below) for a one month Interest Period (as defined below) plus 1%.  Interest shall be payable quarterly in arrears on the last day of each calendar quarter and (i) with respect to Base Rate Loans based on the Federal Funds Rate and LIBOR, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days.  Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.

Base Rate Loans will be made on same business day notice and will be in minimum amounts to be agreed upon.

B. LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three or six months  as selected by the Borrower and will be at an annual rate for Eurocurrency deposits for the corresponding deposits of U.S. dollars appearing on Reuters Screen LIBOR01 Page (“LIBOR”) plus the applicable Interest Margin (as described below).  LIBOR will be determined by the Administrative Agent at the start of each Interest Period and, other than in the case of LIBOR used in determining the Base Rate, will be fixed through such period.  Interest will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, every three months, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.  LIBOR will be adjusted for maximum statutory reserve requirements (if any) and in no event shall be less than 0%.  Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”.

LIBOR Rate Loans will be made on three business days’ prior notice and, in each case, will be in minimum amounts to be agreed upon.

Swingline loans will bear interest at the Base Rate plus the applicable Interest Margin.

Default Interest:
(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of the Borrower or any other Credit Party or (b) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other event of default, all outstanding principal, fees and other obligations under the Senior Credit Facilities shall bear interest at a rate per annum of 2% in excess of the rate then applicable to such loan (including the applicable Interest Margin), fee or other obligation and shall be payable on demand of the Administrative Agent.

Interest Margins:	The applicable interest margins (the “Interest Margins”) will be determined in accordance with the applicable Pricing Grid set forth below.

Commitment Fee:
A commitment fee (the “Commitment Fee”) will accrue on the unused amounts of the commitments under the Revolving Credit Facility, with exclusions for Defaulting Lenders.  Swingline loans will, for purposes of the Commitment Fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility.  Such Commitment Fee will be determined in accordance with the applicable Pricing Grid set forth below.  All accrued Commitment Fees will be fully earned and due and payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders under the Revolving Credit Facility and will accrue from the Closing Date.

Letter of Credit Fees:
The Borrower will pay to the Administrative Agent, for the account of the Lenders under the Revolving Credit Facility, letter of credit participation fees equal to the Interest Margin for LIBOR Rate Loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding Letters of Credit.

Other Fees:	The Lead Arrangers, the Administrative Agent and the Lenders will receive such other fees as will have been agreed in the Fee Letters.

Pricing Grid:	The Commitment Fee with respect to the Revolving Credit Facility and the applicable Interest Margins shall be based on the Total Leverage Ratio pursuant to the following grid:

Level	Total Leverage Ratio	Interest Margin for LIBOR Rate Loans	Interest Margin for Base Rate Loans	Commitment Fee
I	Greater than 3.00 to 1.00	2.00%	1.00%	0.40%
II	Greater than 2.25 to 1.00 but less than or equal to 3.00 to 1.00	1.75%	0.75%	0.35%
III	Greater than 1.50 to 1.00 but less than or equal to 2.25 to 1.00	1.50%	0.50%	0.30%
IV	Less than or equal to 1.50 to 1.00	1.25%	0.25%	0.25%

ANNEX B

$165 MILLION
SENIOR SECURED CREDIT FACILITIES

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached or in Annex A to the Commitment Letter

Closing and the making of the initial extensions of credit under the Senior Credit Facilities shall occur no earlier than April 26, 2015 and will be subject to the satisfaction (or waiver by each of the Lead Lenders) of the following conditions precedent:

1.            The Financing Documentation, which shall be consistent, in each case, with the Commitment Documents and shall be otherwise reasonably satisfactory to the Lead Arrangers and the Borrower, will have been executed and delivered to Wells Fargo Securities and the Administrative Agent shall have received customary and reasonably satisfactory legal opinions (including, without limitation, opinions of special counsel and local counsel as may be reasonably requested by the Administrative Agent), which shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agent and the Lenders, evidence of authorization, organizational documents, customary insurance certificates and endorsements, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party) and officer’s certificates.

2.            Subject to the Limited Conditionality Provision, the Administrative Agent shall have received reasonably satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Financing Documentation) lien and security interest in the Collateral (including, without limitation, receipt of all certificates evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock powers, all UCC financing statements to be filed in the applicable government UCC filing offices, all intellectual property security agreements to be filed with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, and all deposit account and securities account control agreements), and all filings, recordations and searches reasonably necessary or desirable in connection with the security interests in and liens on the Collateral shall have been duly made or obtained and all filing and recording fees and taxes in connection therewith shall have been duly paid  (including UCC and other lien searches, intellectual property searches, insurance policies, title policies, landlord waivers and access letters).

3.            The applicable waiting period under the HSR Act (as defined in the Acquisition Agreement) shall have expired or been terminated, and (i) all other foreign antitrust approvals, consents or authorizations under foreign Antitrust Laws (as defined in the Acquisition Agreement) required to be obtained prior to the Closing Date from any Governmental Authority (as defined in the Acquisition Agreement) in order to consummate the transactions contemplated by the Acquisition Agreement, (ii) all third-party consents identified in the Acquisition Agreement as an express condition to the consummation of the transactions contemplated by the Acquisition Agreement and (iii) all equity holder and board of directors (or comparable entity management body) authorizations shall, in each case, have been obtained and shall be in full force and effect.

Annex  B – Conditions Annex

4.            Since February 28, 2015, there shall not have occurred a Company Material Adverse Effect (as defined below) with respect to the Acquired Company or any event, condition or contingency that could reasonably be expected to have a Company Material Adverse Effect.  A “Company Material Adverse Effect” means, subject to any conditions or qualifications provided in Section 6.23(a) of the Acquisition Agreement, any Circumstance (as defined in the Acquisition Agreement), individually or in the aggregate with all other Circumstances, that (i) does, or would reasonably be expected to, prevent, materially delay or materially impair Seller Parent’s consummation of the transactions contemplated by the Acquisition Agreement or (ii) has or would reasonably be expected to have a material adverse effect upon the financial condition, business, assets, liabilities or results of operations of the Acquired Company; provided, however, that, for purposes of the foregoing clause (ii), none of the following shall be deemed in itself, either alone or in combination, to constitute a “Company Material Adverse Effect”, and shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would be expected to occur:  (a) conditions affecting the economy generally of any country in which the Acquired Company conducts business, (b) any national or international political or social conditions, including an outbreak or escalation of hostilities, acts of terrorism, military acts, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case whether or not involving the United States, (c) any change in conditions in the United States, foreign or global financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index or any change in interest or exchange rates), (d) changes in GAAP (as defined in the Acquisition Agreement), (e) changes in any Law (as defined in the Acquisition Agreement) or other binding directives issued by any Governmental Authority (as defined in the Acquisition Agreement), (f) any adverse Circumstance (including any change in general legal, regulatory, political, economic or business conditions) that is generally applicable to the industries or markets in which the Company operates, (g) any hurricane, earthquake, flood or other natural disasters, (h) any action taken by the Acquired Company or Seller Parent with the prior written consent of Buyer and consented to by the Lead Arrangers, (i) the negotiation, execution, announcement or pendency of the Acquisition Agreement and the transactions contemplated thereby, including any impact thereof on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees, or (j) the taking of any action expressly required by the terms of the Acquisition Agreement (other than the consequences of any action taken in connection with the Acquired Company conducting its business in the ordinary and regular course and preserving intact its business organization and the present commercial relationships with key Persons (as defined in the Acquisition Agreement) with whom it does business), the Ancillary Documents (as defined in the Acquisition Agreement) or the other agreements contemplated thereby, including compliance with the terms thereof and the completion of the transactions contemplated thereby; provided, however, with respect to a matter described in any of the foregoing clauses (a), (b), (c), (e), and (f) that such Circumstance does not have a materially disproportionate effect on the Company relative to similarly situated Persons operating in the industries in which the Acquired Company operates.

5.            The Lead Arrangers will have received, in form and substance reasonably satisfactory to the Lead Arrangers, true and correct fully-executed copies of documentation for the Acquisition and other aspects of the Transactions, including the stock purchase agreement executed in connection with the Acquisition (the “Acquisition Agreement”) and all exhibits and schedules thereto at least 5 business days prior to the Closing Date (in form and substance reasonably satisfactory to the Lead Arrangers), provided that the Lead Arrangers acknowledge their satisfaction with the draft of the stock purchase agreement dated as of March 22, 2015 delivered to counsel to Wells Fargo Securities in an email from Ben Orlanski at Manatt, Phelps & Phillips, LLP at 10:38 p.m. (Eastern) on March 21, 2015 (including the schedules thereto attached to such email, but excluding the exhibits thereto). The Acquisition and the other Transactions shall be consummated substantially concurrently with the initial funding of the Senior Credit Facilities in accordance with applicable law and on the terms described in the Term Sheet and in the Acquisition Agreement without giving effect to any waiver, modifications or consent thereunder that is materially adverse to the interests of the Lenders (as reasonably determined by the Lead Arrangers), it being understood that, without limitation, any change in the amount or form of the purchase price (other than working capital adjustments provided for in the Acquisition Agreement referred to in the proviso in the immediately preceding sentence), the definition of “Identified Contract”, the definition of “Permitted Liens”, the definition of the “Buyer Termination Date”, the definition of the “Parent Termination Date”, Section 6.23(a) of the Acquisition Agreement, the third party beneficiary rights applicable to the Lead Arrangers and the Lenders or the governing law shall be deemed to be materially adverse to the interests of the Lenders) unless approved by the Lead Arrangers.

Annex  B – Conditions Annex

6.            On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its subsidiaries (including the Acquired Company and its subsidiaries) shall have (a) any outstanding indebtedness (other than (i) the Senior Credit Facilities and (ii) other indebtedness that the Lead Arrangers and the Credit Parties agree may remain outstanding under the Financing Documentation) and the Administrative Agent shall have received customary payoff letters in connection therewith confirming that all such other indebtedness shall have been fully repaid, and all commitments thereunder shall have been terminated and cancelled and all liens in connection therewith shall have been terminated and released, in each case prior to or concurrently with the initial borrowing under the Senior Credit Facilities and (b) any liens (other than (i) the liens securing the Secured Obligations, (ii) “Permitted Liens” (as defined in the Acquisition Agreement) and (iii) other liens that the Lead Arrangers and the Credit Parties agree may remain outstanding under the Financing Documentation) and the Administrative Agent shall have received evidence in form and substance satisfactory to the Administrative Agent that all other liens have been terminated and released prior to or concurrently with the initial borrowings and extensions of credit under the Senior Credit Facilities.

7.            The Lead Arrangers shall have received:

(a)            with respect to the Borrower and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (ii)  unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date; provided that the financial statements referred to in this clause (a) shall, to the extent included in materials filed with the Securities and Exchange Commission, be deemed to have been received on the date on which materials are posted and available to the Lead Lenders through the Securities and Exchange Commission’s EDGAR system or at www.sec.gov and the Borrower has notified the Lead Lenders of such availability;

(b)            with respect to the Acquired Company and its subsidiaries, (i) a quality of earnings report in form and substance reasonably satisfactory to the Lead Arrangers (provided that the Project Viking; Financial Due Diligence Report dated as of November 13, 2014 and prepared by Ernst & Young LLP has been received by the Lead Arrangers and is in form and substance satisfactory to the Lead Arrangers and satisfies this clause (i)), (ii)  the unaudited balance sheet and related statement of income for the fiscal year ended December 31, 2014 and each other fiscal year thereafter ended at least 90 days prior to the Closing Date, (iii) the unaudited balance sheet and related statement of income for each fiscal quarter ending after December 31, 2014 but at least 45 days prior to the Closing Date and (iv) any other third party financial due diligence reports (including any written updates, supplements or modifications of the report specified in the parenthetical to clause (i) above, but subject to executing any reasonable and customary non-reliance letters or confidentiality agreement requested by such third parties) and financial statements received by the Borrower and its subsidiaries in connection with the Acquisition or required to be delivered pursuant to the Acquisition Agreement;

Annex  B – Conditions Annex

(c)            a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower for the fiscal year most recently ended for which audited financial statements are provided and for the four‑quarter period ending on the last day of the most recent fiscal quarter ending at least 45 days before the Closing Date, prepared after giving pro forma effect to each element of the Transactions (in accordance with Regulation S-X under the Securities Act of 1933, as amended, and including other adjustments reasonably acceptable to the Lead Arrangers) as if the Transactions had occurred on the last day of such four quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements);

(d)            projections (including a projected calculation of the Total Leverage Ratio) prepared by management of balance sheets, income statements and cash flow statements of the Borrower and its subsidiaries, which will be quarterly for the first year after the Closing Date and annually thereafter for the term of the Senior Credit Facilities, in form and substance reasonably satisfactory to the Commitment Parties (and which will not be materially inconsistent with information provided to the Lead Arrangers prior to the delivery of the Commitment Letter); and

(e)            a certificate from the chief financial officer of the Borrower (in form and substance reasonably satisfactory to the Administrative Agent and the Lead Arrangers), in his corporate capacity and not in an individual capacity, certifying (i) that after giving pro forma effect to each element of the Transactions the Borrower and its subsidiaries (on a consolidated basis) are solvent and (ii) attached thereto are calculations of the pro forma Total Leverage Ratio as of the Closing Date after giving effect to the Transactions.

8.            The Lead Arrangers shall have received, at least 5 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested at least 10 business days prior to the Closing Date.

9.            All fees and expenses due to the Lead Arrangers, the Administrative Agent and the Lenders required to be paid on the Closing Date (and, to the extent invoiced prior to the Closing Date, including the reasonable and documented fees and expenses of counsel for Wells Fargo Securities and the Administrative Agent) will have been paid (which such amounts may be paid from the initial proceeds of the Senior Credit Facilities).

10.         On the Closing Date, after giving effect to the Transactions, the sum of (a) the unrestricted cash and cash equivalents of the Credit Parties plus (b) the amount available to be drawn under the Revolving Credit Facility shall be at least $20 million.

11.         [Reserved]

12.         The Specified Representations and the Specified Acquisition Agreement Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects).

Annex  B – Conditions Annex